Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Leucadia National Corporation of our report dated August 27, 2010 relating to the consolidated financial statements of AmeriCredit Corp. and subsidiaries appearing in the Annual Report on Form 10-K of Leucadia National Corporation and its subsidiaries for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Dallas, Texas
December 6, 2012